Exhibit 99.1

For Immediate Release

Datalink Pricing Follow-On Public Offering of Common Stock

CHANHASSEN, MN — March 9, 2011 — Datalink Corporation (NASDAQ: DTLK), a leading provider of data center solutions and services, today announced the public offering of 3,710,000 shares of common stock at a price to the public of $5.75 per share.  Of the shares being offered, Datalink is offering 2,750,000 shares and the selling shareholder is offering 960,000 shares.  In addition, Datalink has granted the underwriters a 30-day option to purchase up to an additional 556,500 shares of common stock at the public offering price to cover over-allotments, if any.  Datalink intends to use the net proceeds from the offering for potential acquisitions of other businesses that will complement its current business model and growth plans.  Any amount of the net proceeds of this offering not used for acquisitions will be used for general corporate purposes.  Datalink will not receive any proceeds from the sale of shares by the selling shareholder.

Craig-Hallum Capital Group LLC and Canaccord Genuity Inc. are the joint book-running managers for the offering.

The offering is being conducted pursuant to an effective shelf registration statement on file with the Securities and Exchange Commission.  This offering is being made by means of a prospectus, copies of which may be obtained from Craig-Hallum Capital Group LLC at 222 South Ninth Street, Suite 350, Minneapolis, Minnesota  55402, or by calling 612-334-6300.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy any securities of Datalink, and there shall not be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or jurisdiction.

About Datalink

A complete data center solutions and services provider for Fortune 500 and mid-tier enterprises, Datalink transforms data centers so they become more efficient, manageable and responsive to changing business needs. Datalink helps leverage and protect storage, server, and network investments with a focus on long-term value, offering a full lifecycle of services, from consulting and design to implementation, management and support. Datalink solutions span virtualization and consolidation, data storage and protection, advanced networks, and business continuity. Each delivers measurable performance gains and maximizes the business value of IT. For more information, call 800.448.6314 or visit http://phx.corporate-ir.net/phoenix.zhtml?c=65517&p=irol-IRHome.

Forward-Looking Information

This release contains certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding Datalink’s expectations regarding the use of proceeds of the public offering. These statements are based on management’s current expectations and accordingly are subject to uncertainty and changes in circumstances. Actual results and the timing of events may vary materially from those expressed or implied by such forward-looking statements due to various important factors, including, without limitation, risks and uncertainties related to Datalink’s business and the satisfaction of the conditions of the closing of the public offering. More detailed information about those factors is set forth in the Company’s filings with the Securities and Exchange Commission, including the Company’s annual report on Form 10-K, quarterly reports on Form 10-Q, and current reports on Form 8-K. The Company is under no obligation (and expressly disclaims any such obligation) to update or alter its forward-looking statements whether as a result of new information, future events or otherwise.

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Contact Information:

Investors & Analysts:
Greg Barnum
gbarnum@datalink.com
952-944-3462

Investor Relations:
Kim Payne
einvestor@datalink.com
952-944-7869